UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 17, 2010

Date of Report (Date of earliest event reported)

PRESTIGE CAPITAL CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-52855 Commission File No.	93-0945181 (I.R.S. Employer Identification No.)

4751 South Ichabod Drive, Salt Lake City, UT 84117

(Address of principal executive offices)

801-201-0401

(Registrant’s telephone number)

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2010, Whitney O. Cluff, the sole officer and director of the Company appointed Mr. John Bushnell and Mr. William Mitchell to the Company’s Board of Directors.

Mr. Bushnell, age 51, has been a senior vice president of Coldwell Banker Commercial NRT,  in Salt Lake City, Utah, for over 12 years.  Mr. Bushnell has over 20 years experience in the commercial real estate industry and is a licensed real estate agent in the State of Utah with memberships on the Salt Lake Board of Realtors and Utah Association of Realtors.  Mr. Bushnell has a B.S. in Finance from the University of Utah.

Mr. William “Trip” Mitchell, age 53, has been involved in broadcasting since 1991.  Mr. Mitchell is the general manager of Channel 6 KLEI TV in Kona, Hawaii.  Prior to becoming the general manager, Mr. Mitchell was the producer and host of PM Digital Group, working with a diverse group of clients.  Currently, PM Digital Group and Mr. Mitchell are partners in Tourism TV, as the owners of 5 TV shows airing in 80,000 hotel rooms in Las Vegas.  From 2004-2006, Mr. Mitchell was named the program director of the Las Vegas Television Network, and its flagship TV Station, Vegas 35.  As program director Mr. Mitchell developed 21 shows from inception, to air.  Recently Mr. Mitchell has hosted the Crown Boxing series, as well as the Las Vegas Grand Prix.

There are no arrangements or understandings between Messrs. Bushnell and Mitchell and any other persons pursuant to which either Mr. Bushnell or Mr. Mitchell was selected as a director.  There are no transactions since of the beginning of the Company’s last fiscal year, or any currently proposed transactions, with the Company to which either Mr. Bushnell or Mr. Mitchell was or is to be a party, or in which Mr. Bushnell or Mr. Mitchell, or any member of their immediate family, has a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE CAPITAL CORPORATION

Dated:  March 18, 2010

By

/s/ Whitney O. Cluff

Whitney O. Cluff, President